Exhibit 99.4


[SMITH & WOLLENSKY LOGO]                          Investor Contact: Allison Good
                                          The Smith & Wollensky Restaurant Group
                                                       Phone: 212-838-2061 x2379
                                                           Email: agood@swrg.com



    Smith & Wollensky Announces Board Authorization of Stock Purchase Program

New York, NY - May 24, 2005 -The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced that its Board of Directors authorized a stock repurchase program under which up to one million shares of its common stock may be acquired in the open market over the next 18 months at the discretion of management.

The shares will be purchased from time to time at prevailing market prices through open market or unsolicited negotiated transactions, depending on market conditions. Under the program, the purchases will be funded from available working capital, and the repurchased shares will be held in treasury or used for ongoing stock issuances. There is no guarantee as to the exact number of shares which will be repurchased by the Company, and the Company may discontinue purchases at any time that management determines additional purchases are not warranted. As of May 23, 2005, the Company had approximately 9.38 million shares outstanding.

Chairman and CEO Alan Stillman remarked, "The Board's approval of this program reflects our confidence in the Company's future. Repurchasing stock is one means of underscoring our commitment to enhancing stockholder value."



About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be the largest-grossing a la carte restaurant in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston, and Boston. SWRG also operates five other restaurants in New York, including Cite, Maloney & Porcelli, Manhattan Ocean Club, Park Avenue Cafe, and The Post House.


Except for historical information contained herein, the statements made in this press release regarding the Company's business, strategy and results of operations are forward-looking statements which are based on management's beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company's growth strategy. For a more detailed description of such factors, please see the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.